EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.
NEWS RELEASE

FOR IMMEDIATE RELEASE	January 6, 2005

Omaha, NE (BRK.A; BRK.B) – After receiving the Securities and Exchange Commission’s request for documents and information relating to non-traditional or loss mitigation insurance products on December 29, 2004, General Re Corporation, a wholly owned subsidiary of Berkshire Hathaway Inc., today received a subpoena for virtually identical documents and information from the New York State Attorney General. Consistent with the SEC’s request, the subpoena applies to General Re as well as its affiliates, including Berkshire Hathaway’s other insurance subsidiaries. Berkshire Hathaway and General Re will cooperate fully with the New York State Attorney General.

Berkshire Hathaway and General Re are also cooperating fully with an ongoing investigation by the U.S. Attorney for the Eastern District of Virginia, Richmond Division, relating to one of General Re’s former clients. General Re and four of its current and former employees originally received subpoenas for documents from the U.S. Attorney in October 2003 relating to General Re’s transactions with this client. Recently, General Re received requests for additional information related to this client and for information related to its finite reinsurance business from the U.S. Attorney for the Eastern District of Virginia and the Department of Justice in Washington. Berkshire Hathaway and General Re will cooperate fully with these requests.

Berkshire Hathaway and its subsidiaries engage in a number of diverse business activities among which the most important is the property and casualty insurance business conducted on both a direct and reinsurance basis. Common stock of the Company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

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